UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): March 28, 2017

Consolidated Communications Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51446	02-0636095
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

121 South 17th Street, Mattoon, Illinois 61938-3987
(Address of Principal Executive Offices) (Zip Code)

(217) 235-3311
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

At a special meeting of Stockholders (the “Special Meeting”) of Consolidated Communications Holdings, Inc. (the “Company”) held on March 28, 2017, 35,941,602 shares of common stock, $0.01 par value, or approximately 71.02% of the 50,605,844 shares of common stock outstanding and entitled to vote at the Special Meeting, were present in person or by proxy.  Set forth below is the matter acted upon by the Company’s stockholders at the Special Meeting and the final voting results on such matter.

Proposal No. 1:  Approval of the issuance of Company common stock to FairPoint Communications, Inc. (“FairPoint”) stockholders in the Merger contemplated by the Agreement and Plan of Merger, dated as of December 3, 2016, by and among the Company, FairPoint, and Falcon Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (as amended by the First Amendment to Agreement and Plan of Merger entered into as of January 20, 2017, the “Merger Agreement”).

With respect to the approval of the issuance of Company common stock to FairPoint stockholders in the Merger contemplated by the Merger Agreement, the number of votes cast for and against this matter, as well as the number of abstentions and broker non-votes, were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
35,209,250	422,212	310,140	—

Proposal No. 1, having received the affirmative vote of the holders of more than a majority of the votes present, in person or by proxy, and entitled to vote on the matter at the Special Meeting, was adopted.

Item 8.01. Other Events.

On March 28, 2017, the Company issued a press release reporting that at the Special Meeting, held the same day, the Company’s stockholders approved the issuance of Company common stock to FairPoint stockholders in the Merger contemplated by the Merger Agreement.  A copy of the press release making this announcement is attached hereto as Exhibit 99.1 and incorporated into this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release re: Special Meeting dated March 28, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Consolidated Communications Holdings, Inc.

Date: March 28, 2017	By:	/s/ Steven L. Childers
Steven L. Childers
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release re: Special Meeting dated March 28, 2017